EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "**Agreement**"), dated as of February 12, 2019 by and between Benchmark Builders, Inc., a New York corporation, with an address at 237 West 35th Street, Suite 901, New York, NY 10001 (the "**Company**"), and Brian McMahon, an adult individual residing at 101 Horseshoe Road, Millneck, New York 11765 (the "**Executive**").

RECITALS

WHEREAS, the parties seek to amend and restate that certain Employment Agreement, dated as of April 20, 2017 by and between the Company and the Executive;

WHEREAS, the Company desires to employ and retain the Executive for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein;

WHEREAS, the Executive wishes to be employed by the Company and desires to provide his/her services to the Company in such capacities, on and subject to the terms and conditions hereof;

WHEREAS, the Company and its affiliates design, build and support networking infrastructures for the technology and telecommunications industries and provide construction services to Customers (the "**Business**");

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the construction, technology and communications industries, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company;

WHEREAS, in the course of the Executive's employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the

Executive.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

1. Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

2. Employment and Duties. The Company shall employ Executive, and Executive hereby accepts such employment, as Principal. Executive shall directly report to the President (the "**President**") of the Company or his/her designee, during the term of employment set forth in Section 3. Executive shall perform the duties and responsibilities of the Principal for the Company subject to the direction of the President, or his/her designee, and such other responsibilities and duties, consistent with his/her position and expertise, as may from time to time be reasonably prescribed by the President, or his/her designee. Executive shall devote substantially all his/her business time to the business and affairs of the Company; provided, however, that consistent with past practice, Executive shall not be required to spend more than four days per week in his office in New York City.

3. Term. The initial term of employment under this Agreement shall be a period commencing on the date hereof and ending on December 31, 2021 ("**Initial Term**"), unless further extended or sooner terminated in accordance with the other provisions hereof (which Initial Term and any extended periods described below shall be referred to as the "**Term**"). On the expiration of the Initial Term and on each anniversary thereafter, the Term shall, subject to the following sentence, be automatically extended for one (1) year. The Company or Executive may elect to terminate any automatic extension of the Term set forth in this Section 3 by giving written notice of such election to the other at least ninety (90) days prior to any anniversary date. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement (including, but not limited to, the restrictive covenants contained in Section 7) and Executive's employment may thereafter be terminated at will by either Executive or the Company.

4. Compensation and Benefits.

4.1 Salary. The Company shall pay to Executive as his/her compensation for services rendered hereunder a base salary of one million dollars ($1,000,000) per year, which base salary as increased (but not decreased) from time to time pursuant to this Section 4.1 shall be referred to as the "**Salary**" and be payable in accordance with the Company's normal payroll practices for executive officers subject to any applicable tax and payroll deductions.

4.2 Annual Bonus. For each year during the Term, including the 2019 calendar year, Executive shall receive a guaranteed annual incentive bonus equal to six-and- one-half percent (6.5%) of the EBITDA of the Company for such calendar year (the "**Annual Incentive Bonus**") provided that Executive must be employed through the end of the calendar year for which such Annual Incentive Bonus is earned in order to receive it. The Company shall pay Executive the Annual Incentive Bonus (if earned) in the year following the year for which it is earned, but in no

event later than March 15 of such following calendar year. "**EBITDA of the Company**" means, for any period, (a) the consolidated net income (loss) of the Company, whether as a subsidiary or a division of FTE, and, if the Company is a subsidiary, its consolidated subsidiaries, if any, as reflected in the consolidated financial statements of FTE and its subsidiaries for such period, determined in accordance with GAAP, (b) *plus*, to the extent deducted in computing such net income, without duplication and in each case determined in accordance with GAAP, the sum of (i) interest expenses for money borrowed plus the cost of any fees for letters of credit issued, (ii) federal and state taxes based upon or measured against net income, (iii) depreciation and amortization of any intangible assets for the relevant period, (iv) the fees and expenses incurred in connection with the negotiation or consummation of the transactions contemplated by that certain Purchase Agreement by and between FTE Networks, Inc. ("**FTE**"), the Company, Executive, and other parties thereto, dated as of March 9, 2017 (the "**Purchase Agreement**") (including non-cash compensation expenses incurred as a result of the transactions contemplated by the Purchase Agreement), (v) the fees and expenses incurred in connection with the restructuring of the Company's business operations, corporate ownership or indebtedness, (vi) non-cash compensation expenses (not related to the transactions contemplated by the Purchase Agreement) arising out of the grant of stock awards to employees of the Company or any subsidiary, (vii) the compensation of Executive, Fred Sacramone, William Reynolds, Blaine Henn, Richard Prevost and Irena Spyt, (viii) any extraordinary, unusual or non-recurring expenses outside the ordinary course of business, and (ix) any other item approved in writing by the Company to be expressly excluded from the calculation of EBITDA, (c) *minus* (but only to the extent added in computing such net income), without duplication and in each case determined in accordance with GAAP, the sum of (i) any extraordinary, unusual or non-recurring gains outside the ordinary course of business (including gains on sales of assets), (ii) any other amounts approved by the Board (which approval includes the vote or written consent of Fred Sacramone), and (iii) any investment income, as determined in good faith by the Board of Directors of FTE.

4.3 Benefits. During the Term, subject to the other provisions of this Agreement, Executive shall be eligible to participate in any benefit plan of FTE and/or the Company currently available to executive officers (to the extent Executive is eligible under the general provisions thereof) ("**Generally Available Benefits**"). Without limiting the generality of the foregoing, Executive shall be entitled to:

4.3.1 Reimbursement of Expenses. Executive is authorized to incur ordinary, necessary, and reasonable expenses in the course of Company's business. The Company shall reimburse Executive for such expenses pursuant to the Company's expense reimbursement policy, upon presentation by the Executive of an itemized account of such expenditures in a manner prescribed by the Company, unless such expenses have been paid directly by the Company.

4.3.2 Vacation/PTO. Executive shall be entitled to five (5) weeks of comprehensive paid time off (includes vacation, sick and personal days) ("**PTO**") each year to be taken at such times as maybe be approved by the President, or his or her designee. The PTO days accrue on a monthly basis. Executive may "go in the hole" and utilize unearned PTO if approved by the President, or his or her designee. If at the end of the calendar year, the Executive has accrued PTO that he or she did not use, the Executive shall be permitted to carry

forward up to 20 days of unused PTO.

4.3.3 Golf Club Memberships. Company shall directly pay or reimburse Executive for the annual costs of two (2) golf club memberships per year (inclusive of any initiation fees, membership dues, required fees, etc.) for Executive's benefit for golf clubs of Executive's choosing; provided that the memberships dues and other expenses eligible for reimbursement in one year shall not affect the amount of memberships dues and other expenses eligible for reimbursement in any other taxable year. The Company shall directly pay or reimburse Executive such amounts promptly upon Executive providing receipts or other documentation of such expenses.

4.3.4 Health Insurance. Company shall pay 100% percent of the costs of coverage for Executive and his dependents (if any) under FTE's or the Company's group health plan, as applicable.

5. Termination.

5.1 Notice of Termination. Any termination by the Company or by Executive, other than due to Executive's death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) "**Notice of Termination**" means a written notice specifying the termination provision in this Agreement relied upon and (b) "**Date of Termination**" means the date of death or the date specified in the Notice of Termination, as the case may be.

5.2 Termination upon Death. The Executive's employment hereunder shall terminate upon the death of the Executive; provided, however, that for purposes of this Agreement, the Date of Termination based upon the death of the Executive shall de deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

5.3 Termination upon Disability. If the Executive is unable to perform the essential functions of his/her position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate the Executive's employment hereunder at the end of any calendar month by giving written Notice of Termination to the Executive. Any questions as to the existence, extent, or potentiality of illness or incapacity of the Executive upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Company. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. This Subsection 5.3 of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment, and/or retaliation on the basis of a disability.

5.4 Termination by the Company for Cause. The Company may terminate Executive's employment hereunder with Cause (as defined below) effective immediately upon Notice of Termination. For purposes of this Agreement, "**Cause**" shall mean any of the following: (i) Executive's engagement in fraud, embezzlement or theft in connection with his or her employment with the Company; (ii) Executive's willful misconduct in connection with Executive's duties and responsibilities to the Company; (iii) Executive's material breach of this

Agreement; (iv) Executive's being convicted of or entering a plea of nolo contendere to a felony; (v) Executive's engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his/her duties; and (vi) Executive's refusal to perform his or her duties to the Company; provided, however, that "Cause" shall not exist unless (a) the President shall have given Executive written notice setting forth (1) the conduct deemed to constitute Cause and (2) a reasonable time, not less than thirty (30) days, within which Executive may cure (if curable) such conduct or condition giving rise to Cause, and (b) Executive shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute "Cause" for purposes of this Agreement. All notices shall be provided in accordance with Section 10.1 below.

5.5 Termination by the Company without Cause. The Company may terminate Executive's employment hereunder without Cause by delivering a Notice of Termination to the Executive. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination. This Section 5.5 notwithstanding, the Company may, in its sole discretion, pay Executive thirty (30) days of Salary in lieu of delivering a Notice of Termination.

5.6 Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

5.7 Termination by Executive for Good Reason. The Executive may terminate this Agreement with Good Reason by delivering a Notice of Termination to the Company specifying the Date of Termination and written notice setting forth the basis for Executive's belief that he/she has "Good Reason" to terminate this Agreement. "**Good Reason**" shall be deemed to exist if any of the following occurs without Executive's express prior written consent: (i) the Company materially breaches this Agreement; (ii) there is a material diminution of Executive's titles, authority, duties, reporting relationships or responsibilities, with such determination being made with reference to the greatest extent of Executive's titles, authority, duties, reporting relationships and responsibilities; (iii) the relocation of the Executive's primary office to a location more than 25 miles from its current location; (iv) any reduction in Executive's Salary; (v) FTE's or the Company's failure to pay any amounts to Executive when due and payable, under this Agreement or any other agreement between FTE or the Company and Executive; (vi) the assignment to the Executive of duties materially inconsistent with his or her position with the Company; or (vii) the Company's notice of its intention to not renew the Term, as described above in Section 3; provided, however, that "Good Reason" shall not exist unless (a) the Executive shall have given the Company written notice within ninety (90) days after the initial existence of a condition constituting Good Reason, setting forth (1) the conduct or condition deemed to constitute Good Reason and (2) a reasonable time, not less than thirty (30) days, within which the Company may cure (if curable) such conduct or condition giving rise to Good Reason, and (b) the Company shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute "Good Reason" for purposes of this Agreement. In order for Executive to resign for Good Reason, Executive must terminate his employment with the Company no later than ninety (90) days following the end of the Company's cure period. All notices shall be provided in accordance with Section 10.1 below.

5.8 Obligations upon Termination.

5.8.1 Termination for Death. If employment terminates pursuant to Subsection 5.2, in addition to the Accrued Amounts (defined below), the Company shall, promptly upon such termination, pay the Estate of Executive, or the person charged with legal responsibility for the Executive's Estate, an amount equal to three (3) months of Base Salary from the date of the Notice of Termination. Payment of such three (3) month amount shall be made in a single lump sum minus applicable withholdings. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

5.8.2 Termination for Disability. If employment terminates pursuant to Subsection 5.3, in addition to the Accrued Amounts (defined below), the Company shall pay the Executive or the person charged with legal responsibility for the Executive's person, Executive's monthly Base Salary, less applicable withholdings (i) for a period of twelve (12) months from the date of the Notice of Termination **or** (ii) until the date Executive is deemed entitled to long term disability benefits under the Company's long term disability plan, whichever time period is shorter, payable in accordance with typical Company payroll practice. Except as set forth above, the Executive, as of the Date of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Executive also shall not be entitled to receive other severance or post-termination payments. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

5.8.3 Termination by the Company Without Cause or by Executive for Good Reason. In the event that the Company terminates this Agreement pursuant to Subsection 5.5 or that the Executive terminates this Agreement pursuant to Subsection 5.7, in addition to the Accrued Amounts, the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein: (i) pay Executive an amount equal to twelve (12) months of Salary, less applicable withholdings, payable following the date the Release (defined below) becomes final and binding upon Executive (as described in Section 5.10 below) in accordance with typical Company payroll practice, and (ii) the COBRA Amount (defined below). Except as set forth in this Subsection 5.8.3, the Executive further shall not be provided benefits from FTE or the Company, as set forth in Subsection 4.2, once the Date of Termination has been reached, other than those benefits that have accrued prior to the Date of Termination. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(a) COBRA Amount. If Executive elects to continue to receive group health insurance coverage under the Company's group health plan pursuant to COBRA, the Company shall directly pay or reimburse Executive for his or her monthly COBRA premiums for the

twelve (12) months following the Date of Termination (such monthly payments being the "**COBRA Amount**"), provided that in order to be reimbursed, Executive must provide the Company with adequate documentation of his or her payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage Executive and his or her dependents (if applicable) had immediately prior to the Date of Termination. In the event Executive does not elect COBRA coverage, Executive subsequently becomes ineligible for continued COBRA coverage, Executive fails to provide the Company with adequate documentation of his or her payment of such COBRA premiums (if applicable), or Executive does not execute the Release or subsequently revokes the Release, the Company shall no longer be obligated to pay Executive any remaining portion of the COBRA Amount.

5.9 Termination by Executive other than for Good Reason or by the Company for Cause. In the event that the employment of the Executive is terminated pursuant to Subsection 5.4 or 5.6, the Company shall pay Executive the following: (i) Salary through the date of termination (to the extent not yet paid); (ii) any unreimbursed business expenses payable to Executive; (iii) a cash lump sum payment in lieu of any accrued but unused PTO; and (iv) any payments and benefits to which Executive is entitled pursuant to the terms of any employee benefit or compensation plan or program in which Executive participates (or participated) (the amounts set forth in items (i) through (iv) being the "**Accrued Amounts**"). The Company shall pay Executive the items in (i) through (iii) within 30 days following the Date of Termination and any amounts under (iv) in accordance with the terms of such plans or programs. For the avoidance of doubt, no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

5.10 Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5.8 shall commence until Executive executes and delivers a mutually agreeable release (the "**Release**") (which both parties agree to negotiate and agree to in good faith) reflecting the provisions of this Agreement and waiving any and all claims against the Company other than the obligations set forth in such Release or in a final severance agreement and any applicable revocation period with respect to such Release has expired; provided that such Release shall not require Executive to release any claims or rights arising or in any way related to: (i) the Release, the final severance agreement, or any stock option or other equity awards; (ii) the Accrued Amounts; and (iii) Executive's rights to be indemnified for all claims or proceedings, or threatened claims or proceedings, that arise out of or relate to his service as an officer or employee of the Company, including attorneys' fees or (iv) any rights as a stockholder or creditor of the Company. Notwithstanding the above, in the event that the period Executive has to consider and/or revoke the Release spans two calendar years, the Company shall pay (or commence paying, as applicable) such amounts to Executive as soon as practicable in the later calendar year, but in no event later than March 15 of such later calendar year.

5.11 Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code (the "Code"), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision

of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a "separation from service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive's separation from service from the Company, (i) the Executive is deemed to be a "specified employee" (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, any payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Executive's separation from service that would otherwise be paid earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company shall be postpone and paid on such date. Each payment under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

6. Ownership of Works; Infringement Indemnity.

6.1 Assignment of Works. Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his/her worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of this Agreement or which result, to any extent, from use of the Company's premises or property (collectively, the "**Works**"), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, "**Intellectual Property Rights**"). Executive further acknowledges and agrees that all original works of authorship which are made by him/her in the performance of this Agreement and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act and belong solely to the Company. Executive agrees that all Works developed by Executive during the course of this Agreement, prior to this Agreement, developed in future

using Works as the basis are the sole property of the Company. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Executive hereby assigns, transfers and conveys to the Company all of his/her worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Executive hereby waives any and all "moral rights" that he/she may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Executive agrees that he/she will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Executive agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Executive warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

6.2 Further Assurances. Upon the request and at the expense of the Company, except as provided below, Executive shall execute and deliver any and all instruments and documents and take such other acts as may be reasonably necessary to document the assignment and transfer described in Section 6.1 above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of the Company.

6.3 Attorney in Fact. If the Company is unable, after reasonable effort, to secure Executive's signature as required in Section 6.2 for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Executive's behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Executive.

7. Covenants.

7.1 Definitions.

7.1.1 The term "**Company**" for purposes of Section 7 of this Agreement shall mean FTE and its affiliated and related entities, including but not limited to the Company. It is understood that any affiliated or related entities of FTE are intended third-party beneficiaries of the provisions of this Agreement.

7.1.2 The term "**Confidential Information**" shall include, but not be limited to: (i) Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier

or prospective Vendors or suppliers; employee and independent contractor lists; the Company's sources of supply; the Company's billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company's executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company's business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, (c) any information not otherwise considered by the Board of Directors of the Company ("**Board**") to be Confidential Information, (d) information which is subsequently independently conceived or developed by Executive without use or reference to Confidential Information, or (e) information which is generally applicable business or industry know-how or acumen of Executive's which does not embody and is not predicated upon the Confidential Information.

7.13 The term "**Customer**" shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive's employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

The phrase "**directly or indirectly**" shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

7.14 The term "**Non-Compete Period**" shall mean the period beginning on the date hereof and ending on the date that is the latest of (a) five (5) years from the date hereof, or (b) twelve (12) months immediately following the termination of the Executive's employment with the Company for whatever reason; provided in each case that in the event of a commencement of a case by FTE or the Company under Title 11 of the United States Code

or any similar federal, state or foreign law for the relief of creditors, the Non-Compete Period shall terminate on the twelve (12) month anniversary of such commencement.

7.1.5 The term "**Prospective Customer**" shall mean any person or entity which has expressed material interest in purchasing goods, products or services from the Company, expressed material interest in entering into any contract for products or services with the Company, and/or expressed material interest in entering into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive's employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

7.1.6 The term "**Restricted Area**" shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Term and where the Company, its affiliates or subsidiaries are engaged in the Business.

7.1.7 The term "**Restricted Business**" shall mean any business that competes with the Company in the Business, as such business now exists or as it may exist at the time of the termination of the Executive's employment with the Company for whatever reason.

7.1.8 The term "**Vendor**" shall mean any supplier, person, or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of the Executive's employment with the Company for whatever reason; provided that such products or services must be substantially related to the Business.

7.2 Non-Competition. During the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

7.3 Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise, during the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

7.4 Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Executive shall not, directly or indirectly, sell, design, build, or support network infrastructures for the technology and telecommunications industries or provide construction services to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the

Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company's Confidential Information andrelationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

7.5 Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an employee of the Company, as may be required by law or in response to a court order or a request by a regulatory or administrative body, or as may be necessary to enforce any agreement between the Company and Executive, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Executive is legally required to disclose any Confidential Information or trade secrets, to the extent practicable, the Executive will provide the Company with written notice. Notice shall be provided in accordance with Section 10.1 below.

7.6 Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (" **DTSA**"). Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(a) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company's trade secrets to the Executive's attorney and use the trade secret information in the court proceeding if the Executive:

(a) files any document containing the trade secret under seal; and

(b) does not disclose the trade secret, except pursuant to court order.

7.7 Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company's trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Executive

also acknowledges and agrees, as set forth in Subsection 7.8 below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 7.

7.8 Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 7, the Executive agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys' fees and costs.

7.9 Clawback. Notwithstanding any provision to the contrary herein, in any benefit or compensation plan of the Company or FTE or in any applicable grant agreement, in addition to other remedies set forth in this Agreement or in law or equity, if at any time Executive breaches any provisions of Sections 7.2, 7.3 or 7.4 hereof the Executive shall be required to pay to the Company a cash amount equal to the aggregate amount of any Annual Incentive Bonus payments received on or after the date hereof Payments hereunder shall be made in such manner and on such terms and conditions as may be required by Company. Company shall be entitled to set off against the amount of any such payment any amounts otherwise owed to Employee by Company.

7.10 Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

7.11 Severability. If any portion of any covenant in this Section 7 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 7 shall survive the term of this Agreement and Executive's employment with the Company.

8. Return of the Company's Property. All of the Company's and its parents', subsidiaries' and affiliates' products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular

phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive's obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form.

9. Prior Agreements. Executive represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive's execution of this Agreement or Executive's employment hereunder, (ii) that Executive's execution of this Agreement and Executive's employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written to which Executive is a party or by which Executive is bound, (iii) that Executive is free and able to execute this Agreement and to enter into employment with the Company and (iv) this Agreement is a valid and binding obligation of Executive, enforceable in accordance with its terms.

10. Miscellaneous.

10.1 Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the first page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 10.1.

10.2 Entire Understanding; Modification. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented, or terminated except in writing signed by both parties.

10.3 Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the express prior written consent of the other party, except that the Company can assign this Agreement and its rights and obligations hereunder in connection with a corporate restructuring for an initial public offering.

10.4 Severability. If any provision of this Agreement is construed to be invalid, illegal, or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

10.5 Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than

one counterpart hereof.

10.6 Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning, or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

10.7 Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

10.8 Right to Review and Seek Counsel. The Executive acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

10.9 Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

10.10 No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his or her employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any amount otherwise payable to him or her.

10.11 Survival. The provisions of this Agreement shall not survive the termination of the Executive's employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to Intellectual Property; (iii) Section 7 hereto relating to the restrictive covenants and related remedies; (iv) Section 8 hereto relating to return of the Company's property; (v) Section 10.13 relating to jurisdiction, venue and waiver of personal service and (vi) Section 10.14 hereto related to legal fees shall each remain binding upon the parties.

10.12 Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of New York applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

10.13 EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE OR AS OTHERWISE PROVIDED OR AMENDED BY EACH PARTY FROM TIME TO TIME FOR EACH PARTY.

10.14 Legal Fees. The Company shall promptly, and in any event within thirty (30) days of appropriate documentation, reimburse or directly pay on the Executive's behalf attorney fees and costs incurred by the Executive in connection with the negotiation, drafting and finalization of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

BENCHMARK BUILDERS, INC.

Name: Fred Sacramone
Title: President 2-12-19

EXECUTIVE

Brian McMahon

[SIGNATURE PAGE TO MCMAHON EMPLOYMENT AGREEMENT]